Exhibit 1.2

Execution Version

UNDERWRITING AGREEMENT

B.A.T. INTERNATIONAL FINANCE P.L.C.

$1,000,000,000 4.448% Notes due 2028

Fully and Unconditionally Guaranteed on a Senior Unsecured Basis

by

BRITISH AMERICAN TOBACCO P.L.C.

and

B.A.T CAPITAL CORPORATION

and

B.A.T. NETHERLANDS FINANCE B.V.

and

REYNOLDS AMERICAN INC.

March 14, 2022

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

SMBC Nikko Securities America, Inc.

277 Park Avenue, 5th floor

New York, New York 10172

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

Ladies and Gentlemen:

B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (the “Issuer”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), $1,000,000,000 4.448% Notes due 2028 (the “Notes”) in the respective amounts set forth in Schedule 1 hereto. The Notes will be entitled to the benefit of full and unconditional guarantees (the “Guarantees”), on a senior unsecured and joint and several basis, of the payment of all amounts owing with respect to the Notes by the Issuer, by British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (the “Parent”), B.A.T Capital Corporation, a Delaware corporation (“BATCAP”), B.A.T. Netherlands Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“BATNF”) and, unless its guarantee is released in accordance with the Indenture referred to below, Reynolds American Inc., a North Carolina corporation (“RAI”), each as a guarantor (together, the “Guarantors”).

The Notes will be issued pursuant to the indenture dated as of September 25, 2020 (the “Base Indenture”), among the Issuer, the Guarantors and Citibank, N.A., as trustee (the “Trustee”), and Citibank, N.A., as authentication agent, transfer agent, registrar, calculation agent and initial paying agent. Certain terms of the Notes will be established pursuant to a supplemental indenture (the “Supplemental Indenture”; together with the Base Indenture, the “Indenture”) to the Base Indenture or an officer’s certificate.

Concurrently with the offering of the Notes, BATCAP proposes to issue and sell to the Underwriters $700,000,000 4.742% Notes due 2032 (the “2032 Notes”) and $600,000,000 5.650% Notes due 2052 (the “2052 Notes” and, together with the 2032 Notes, the “BATCAP Notes”; such offering of BATCAP Notes, the “BATCAP Offering”) guaranteed by the Parent, the Issuer, BATNF and RAI (the “BATCAP Notes Guarantors”) pursuant to a separate underwriting agreement entered into on the date hereof among the Representatives on behalf of the Underwriters, BATCAP and the BATCAP Notes Guarantors. The completion of the Offering shall be conditional on the completion of the BATCAP Offering.

The Issuer and each Guarantor hereby confirms its agreement with the several Underwriters concerning the purchase and resale of the Notes, as follows:

1. Registration Statement. The Issuer meets the requirements for use of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”) and has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined under Rule 405 under the Securities Act), on Form F-3 (File No. 333-232691) in respect of the Issuer’s debt securities and guarantees thereof. Such registration statement, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (together, “Rule 430 Information”), is referred to herein as the “Registration Statement”. As used herein, the term “Base Prospectus” means the prospectus included in such Registration Statement (and any amendments thereto) at the time of its effectiveness that omits Rule 430 Information. The term “Preliminary Prospectus” means the Base Prospectus and any preliminary prospectus supplement specifically relating to the Notes and the offering thereof used prior to filing of the Prospectus (as defined below). The term “Prospectus” means the Base Prospectus and the final prospectus supplement that amends or supplements the Base Prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Notes. Any reference in this underwriting agreement (this “Agreement”) to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder that are deemed to be incorporated by reference therein, and any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Parent filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement and any filings by the Parent on Form 6-K the Parent deems incorporated by reference into the Registration Statement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.

At or prior to the time when sales of the Notes were first made (the “Time of Sale”), the Issuer prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.

2. Purchase and Sale of the Notes. (a) The Issuer agrees to issue and sell the Notes to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Issuer the respective principal amount of Notes set forth opposite such Underwriter’s name in Schedule 1 hereto at a price equal to 99.675% of the principal amount of the Notes, plus accrued interest, if any, from March 16, 2022 to, but excluding, the Closing Date (as defined below).

(b) The Issuer acknowledges and agrees that the Underwriters may offer and sell Notes to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Notes purchased by it to or through any Underwriter.

(c) The Issuer understands that the Underwriters intend to make a public offering of the Notes as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Notes on the terms set forth in the Time of Sale Information.

(d) The Issuer and each Guarantor acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and each Guarantor with respect to the offering of the Notes contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Issuer, any Guarantor or any other person. Additionally, neither the Representatives nor any other Underwriter are advising the Issuer, any Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer and each Guarantor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor any other Underwriter shall have any responsibility or liability to the Issuer or any Guarantor with respect thereto. Any review by the Representatives or any Underwriter of the Issuer, any Guarantor, and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Underwriter, as the case may be, and shall not be on behalf of the Issuer, any Guarantor or any other person. The Issuer agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuer, in connection with such transactions or the process leading thereto.

3. Payment and Delivery. (a) Payment for and delivery of the Notes will be made at the offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square, London EC2V 7HR, at 9:00 A.M., New York City time, on March 16, 2022, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Issuer may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(b) The Notes will be represented by one or more global notes (collectively, the “Global Notes”) in book-entry form. Payment for the Notes shall be made by wire transfer in immediately available funds to the account(s) specified by the Issuer to the Representatives against delivery of the Global Notes to the nominee of The Depository Trust Company (“DTC”), for the account of the Underwriters, with any transfer taxes payable in connection with the initial sale of the Notes duly paid by the Issuer. The Global Notes will be made available for inspection by the Representatives not later than 5:00 P.M., New York City time, on the business day prior to the Closing Date.

4. Representations and Warranties of the Issuer and the Guarantors. The Issuer and each Guarantor jointly and severally represents and warrants to each Underwriter that:

(a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Issuer or the Guarantors in writing by or on behalf of such Underwriter through the Representatives expressly for use in any Preliminary Prospectus.

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer and the Guarantors make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Issuer or the Guarantors in writing by or on behalf of such Underwriter through the Representatives expressly for use in the Preliminary Prospectus, the Time of Sale Information or the Prospectus.

(c) Issuer Free Writing Prospectus. Neither the Issuer nor any Guarantor (including their respective agents and representatives, other than the Underwriters in their capacity as such) has prepared, made, used, authorized, approved or referred to, nor will it prepare, make, use, authorize, approve or refer to, any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Issuer, the Guarantors or their respective agents and representatives (other than a communication referred to in any of clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Annex A hereto, including the pricing term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus filed prior to the first use of such Issuer Free Writing Prospectus, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the information contained in each written communication under clause (v) does not conflict with the information either in the Time of Sale Information or the Prospectus; provided that the Issuer and the Guarantors make no representation or warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Issuer or the Guarantors in writing by or on behalf of such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

(d) Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Issuer. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Issuer or related to the offering has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied and will comply in all material respects with the Securities Act and the Trust Indenture Act of 1939 (the “Trust Indenture Act”), as amended, and the rules and regulations of the Commission thereunder, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Issuer or the Guarantors in writing by or on behalf of such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(e) Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the Time of Sale Information, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Financial Statements. The consolidated financial statements and the related notes thereto of the Parent included or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus comply with applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and present a true and fair view of the consolidated financial position of the Parent and its subsidiaries, as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such consolidated financial statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”) and the International Financial Reporting Standards as adopted by the European Union (“IFRS-EU”) applied on a consistent basis throughout the periods covered thereby.

(g) No Material Adverse Change. Since the date of the most recent consolidated financial statements of the Parent included in each of the Registration Statement, the Time of Sale Information and the Prospectus, there has not been any material adverse change in or affecting the business, consolidated financial position, consolidated results of operations or prospects of the Parent and its subsidiaries taken as a whole, as applicable, except in each case as otherwise disclosed in the Registration Statement, the Time of Sale Information or the Prospectus.

(h) Organization and Good Standing. The Issuer and Guarantors have been duly organized, are validly existing and are in good standing under the laws of each of their respective jurisdictions of organization (to the extent that a legal concept of “good standing” is provided for under the laws of such jurisdictions of organization), except where the failure to be so organized or in good standing would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial position, results of operations or prospects of the Parent and its subsidiaries taken as a whole or on the performance by the Issuer and the Guarantors of their respective obligations under the Notes and the applicable Guarantees, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(i) Due Authorization. The Issuer and each Guarantor have full right, power and authority to execute and deliver this Agreement, the Notes, the Guarantees and the Indenture (collectively, the “Transaction Documents”), as applicable, and to perform their respective obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of each transaction contemplated thereby has been duly and validly taken.

(j) The Indenture. The Indenture has been duly qualified under the Trust Indenture Act, has been duly authorized, executed and delivered by the Issuer and each Guarantor party thereto and constitutes a valid and legally binding agreement of the Issuer and each Guarantor party thereto enforceable against the Issuer and each Guarantor party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect or by general principles of equity, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).

(k) The Notes and the Guarantees. The Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each Guarantor and, when executed and delivered by each Guarantor and when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each Guarantor, enforceable against such Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(l) No Violation or Default. No event has occurred nor, so far as the Issuer and the Guarantors are aware, have any circumstances arisen since March 8, 2022 which constitute or result in, or would with the giving of notice or lapse of time or the fulfillment of any condition or the making of any determination constitute or result in default or the acceleration or breach of any payment obligation under any debt agreement, instrument or arrangement to which the Issuer and any Guarantor is a party, other than as would not reasonably be expected to have a Material Adverse Effect.

(m) No Conflicts. The execution, delivery and performance by the Issuer and each Guarantor of each of the Transaction Documents to which each is a party, the issuance and sale of the Notes (including the Guarantees) and compliance by the Issuer and each Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any Guarantor, pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any Guarantor is a party, or by which the Issuer or any Guarantor is bound, or to which any of the property or assets of the Issuer or any Guarantor is subject, or (ii) result in any violation of the provisions of the memorandum and articles of association or comparable constitutional documents of the Issuer or any Guarantor, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation applicable to the Issuer or any Guarantor of any court or arbitrator or governmental or regulatory authority, having jurisdiction over the Issuer or each such Guarantor, except, in the case of (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect upon the consummation of any transaction contemplated in any of the Transaction Documents.

(n) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority in the United States, the United Kingdom or the Netherlands is required for the execution, delivery and performance by the Issuer and each Guarantor of any of the Transaction Documents to which any is a party, the issuance and sale of the Notes (including each Guarantee) and compliance by the Issuer and each Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for such consents, approvals, authorizations, orders and registrations or qualifications as (i) have been obtained or made under the Securities Act, the Exchange Act and the Trust Indenture Act, (ii) may be required under applicable state securities laws or foreign securities laws or (iii) may be required in connection with the admission of the Notes to trading on any exchange.

(o) Legal Proceedings. Except as disclosed in each of the Time of Sale Information and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Issuer or any Guarantor is or may be a party or to which any property of the Issuer or any Guarantor is or may be the subject that, individually or in the aggregate, if determined adversely to the Issuer or any Guarantor, could reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the consummation of any transaction contemplated in any of the Transaction Documents; and no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Issuer and each Guarantor, contemplated by any governmental or regulatory authority or by others.

(p) Auditors. KPMG LLP (UK), which has audited the consolidated historical financial statements for the years ended December 31, 2019, 2020 and 2021 of the Parent and its subsidiaries and delivered their report with respect to such financial statements, were, on the date of such audit report, independent auditors with respect to the Parent in accordance with audit regulation and guidance issued by the Institute of Chartered Accountants in England and Wales.

(q) Investment Company Act. None of the Issuer or the Guarantors is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as disclosed in each of the Time of Sale Information and the Prospectus, none of them will be, required to register as an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

(r) Disclosure Controls. The Parent maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure. The Parent’s management has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(s) Accounting Controls. The Parent maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS-EU, IFRS-IASB or applicable local generally accepted accounting principles (“GAAP”), including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS-EU, IFRS-IASB or applicable local GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. (A) There were no (i) material weaknesses or (ii) significant deficiencies (which, in the case of (ii), would be material in the context of the offering of the Notes) in the internal controls of the Parent in respect of the fiscal years ended December 31, 2019, 2020 and 2021, and (B) to the best knowledge of the Parent, as of the date hereof, there are no (i) material weaknesses or (ii) significant deficiencies (which, in the case of (ii), would be material in the context of the offering of the Notes) in the internal controls of the Parent.

(t) Anti-Corruption Matters. Except for potential violations in relation to the matters disclosed under the heading “Notes on the Accounts—Note 31 Contingent liabilities and financial commitments—Criminal investigations” in the Parent’s Annual Report on Form 20-F dated March 8, 2022, and in each of the Time of Sale Information and the Prospectus, neither the Issuer nor the Guarantors nor, to the knowledge of each of the Issuer and Guarantors, any director, officer, agent or employee of the Issuer or the Guarantors, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of any applicable anti-bribery or anti-corruption law or regulation; or made, offered or promised to make, or authorized the payment or giving of any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation and the Issuer and the Guarantors have conducted their businesses in compliance with such applicable laws and regulations and have in place and will enforce policies and procedures designed to ensure compliance therewith.

(u) Compliance with Money Laundering Laws. The operations of each of the Issuer and the Guarantors are in compliance with all applicable statutes and administrative regulations relating to money-laundering, unlawful financial activities, and control and prevention of terrorism, and the Issuer and the Guarantors have in place and will enforce policies and procedures designed to ensure continued compliance therewith.

(v) Economic Sanctions. None of the Issuer, Guarantors or their respective subsidiaries or, to the knowledge of the Issuer or the Guarantors, any director, officer, agent or employee of the Issuer, the Guarantors or any of their respective subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The Issuer will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing activities or business of or with any person that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC or any sanctions administered by the Commission of the European Union or Her Majesty’s Treasury. Each Underwriter, the Issuer and each Guarantor agrees and confirms that it is not entitled to the benefit of or does not make, seek, or repeat, as appropriate, the representations and warranties in this clause (v) to the extent that those provisions would result in a violation of Council Regulation (EC) 2271/1996 and/or any applicable national law which purports to create liability in respect of such violation in any member state of the European Union or in the United Kingdom.

(w) Sarbanes-Oxley Act. There is and has been no failure on the part of the Parent or any of the Parent’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications, in each case of the Sarbanes-Oxley Act.

(x) Status under the Securities Act. The Parent is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Notes.

5. Further Agreements of the Issuer and the Guarantors. The Issuer and each Guarantor jointly and severally covenants and agrees with each Underwriter that:

(a) Required Filings. The Issuer and the Guarantors will file the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act, as applicable, will file any Issuer Free Writing Prospectus (including the pricing term sheet in the form of Annex B hereto) to the extent required by Rule 433 under the Securities Act; and the Issuer will file promptly all reports or information statements required to be filed by the Issuer with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act during the Prospectus Delivery Period (as defined below); and the Issuer will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City within a reasonable amount of time prior to such proposed use, in such quantities as the Representatives may reasonably request. The Issuer will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Securities Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(b) Delivery of Copies. The Issuer will deliver, without charge, to each Underwriter (i) a copy of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith and (ii) during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means the period of time during which a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) relating to the Notes is required by law to be delivered in connection with sales of the Notes by any Underwriter or dealer.

(c) Amendments or Supplements; Issuer Free Writing Prospectuses. Before using, authorizing, approving or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, during the Prospectus Delivery Period, the Issuer will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not use, authorize, approve or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

(d) Notice to the Representatives. The Issuer will advise the Representatives promptly during the Prospectus Delivery Period (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission or any other governmental or regulatory authority of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any of the Preliminary Prospectus, the Prospectus or the Time of Sale Information or any Issuer Free Writing Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event as a result of which the Prospectus, any of the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vi) of the receipt by the Issuer of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vii) of the receipt by the Issuer of any notice with respect to any suspension of the qualification of the Notes for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Issuer will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Time of Sale Information, Issuer Free Writing Prospectus or the Prospectus, or suspending any such qualification of the Notes and, if any such order is issued, will obtain as soon as practicable the withdrawal thereof.

(e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Issuer will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters such amendments or supplements to any of the Time of Sale Information (including any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law; provided that nothing in this paragraph shall require supplementary listing particulars to be prepared, submitted to any securities exchange or listing authority for approval or published.

(f) Ongoing Compliance. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Issuer will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law; provided that nothing in this paragraph (f) shall require supplementary listing particulars to be prepared, submitted to any securities exchange or listing authority for approval or published.

(g) Blue Sky Compliance. The Issuer will qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request in due course and will continue such qualifications in effect so long as required for the distribution of the Notes; provided that neither the Issuer nor the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) Clear Market. During the period from and including the date hereof through and including the Closing Date, none of the Issuer or any Guarantor will, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities in the United States issued or guaranteed by the Issuer or any Guarantor and having a tenor of more than one year (other than the BATCAP Notes issued in the BATCAP Offering).

(i) Use of Proceeds. The Issuer will apply the net proceeds from the sale of the Notes as described in each of the Time of Sale Information and the Prospectus, as such Prospectus may be amended or supplemented from time to time, under the heading “Use of Proceeds”.

(j) Public Disclosure of Information. The Issuer authorizes Deutsche Bank Securities Inc. to make adequate public disclosure of information and to act as the central point responsible for handling any request from a competent authority, in each case as required by Article 6(5) of Commission Delegated Regulation (EU) 2016/1052 of March 8, 2016 with regard to regulatory technical standards for the conditions applicable to buy-back programs and stabilization measures.

(k) Clearance and Settlement. The Issuer will cooperate with the Representatives and use its reasonable best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

(l) Completion of BATCAP Offering. The BATCAP Offering shall complete substantially concurrently with the offering of the Notes.

(m) No Stabilization. None of the Issuer or Guarantors will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(n) Exchange Listing. If the applicable pricing term sheet provides that the Notes are to be listed, the Issuer will use its reasonable efforts to list the Notes on the securities exchange designated in the pricing term sheet.

(o) Earning Statement. The Parent will make generally available to its security holders and the Representatives an earning statement of the Parent that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder covering a period of at least twelve months; provided that the Parent will be deemed to have furnished such statement to its security holders and the Representatives if it is filed in accordance with Rule 158 of the Securities Act; provided further that the Statement of Comprehensive Income (or equivalent) included in the Parent’s Annual Report on Form 20-F dated March 8, 2022 is deemed to satisfy this requirement.

6. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a) It has not used and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Issuer and not incorporated by reference into the Registration Statement and any press release issued by the Issuer) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Annex A hereto or prepared pursuant to Section 4(c) or Section 5(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Issuer in advance in writing. Notwithstanding the foregoing, the Underwriters may use the pricing term sheet referred to in Annex B hereto without the consent of the Issuer.

(b) It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering of the Notes (and will promptly notify the Issuer if any such proceeding against it is initiated during the Prospectus Delivery Period).

7. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase Notes on the Closing Date as provided herein is subject to the performance by the Issuer and each Guarantor of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 5(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

(b) Representations and Warranties. The representations and warranties of the Issuer and each Guarantor contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Issuer, each Guarantor and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(c) No Downgrade. Subsequent to the earlier of (i) the Time of Sale and (ii) the execution and delivery of this Agreement and prior to the Closing Date, (A) no downgrading shall have occurred in the rating accorded to the Notes or any other debt securities or preferred stock issued or guaranteed by the Parent or any of its subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 3(a)(62) under the Exchange Act; and (B) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Notes or of any other debt securities or preferred stock issued or guaranteed by the Parent or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).

(d) No Material Adverse Change. No event or condition of a type described in Section 4(g) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto)

the effect of which in the judgment of the Representatives, after consultation with the Parent if practicable, makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

(e) Officer’s Certificate. The Representatives shall have received on and as of the Closing Date a certificate either of an Executive Director or the Group Treasurer of the Parent (i) confirming that the representations and warranties of the Issuer and each Guarantor in this Agreement are true and correct and that the Issuer and each Guarantor have complied with all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date and (ii) substantially to the effect set forth in paragraphs (b) and (d) of this Section 7. Any such person signing and delivering such certificate may certify to his or her knowledge.

(f) Comfort Letters. On the date of this Agreement and on the Closing Date, KPMG LLP (UK) shall have furnished to the Representatives, at the request of the Parent (with respect to KPMG LLP (UK)), letters, dated the respective dates of delivery thereof, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the applicable financial statements and certain other financial information contained or incorporated by reference in each of the Registration Statement, the Time of Sale Information and the Prospectus; provided that the letters delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(g) Opinion and 10b-5 Statement of Counsel for the Issuer. (i) Linklaters LLP, English counsel for the Issuer and the Guarantors, shall have furnished to the Representatives, at the request of the Issuer and the Parent, their written opinion, dated the Closing Date and addressed to the Underwriters, substantially in the form of Annex C hereto; (ii) Stibbe N.V., Dutch counsel for BATNF, shall have furnished to the Representatives, at the request of BATNF, their written opinion, dated the Closing Date and addressed to the Underwriters, substantially in the form of Annex D hereto; (iii) Womble Bond Dickinson (US) LLP, North Carolina counsel for RAI, shall have furnished to the Representatives, at the request of RAI, their written opinion, dated the Closing Date and addressed to the Underwriters, substantially in the form of Annex E hereto; and (iv) Cravath, Swaine & Moore LLP, U.S. counsel for the Issuer and the Guarantors, shall have furnished to the Representatives, at the request of the Issuer and the Guarantors, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Underwriters, substantially in the form of Annex F hereto; in each case, in form and substance reasonably satisfactory to the Representatives.

(h) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement of Davis Polk & Wardwell London LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of the Guarantees.

(j) Clearance and Settlement. The Notes shall be eligible for clearance and settlement through DTC.

(k) Additional Documents. On or prior to the Closing Date, the Issuer and each Guarantor shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to Davis Polk & Wardwell London LLP as counsel for the Underwriters.

8. Indemnification and Contribution. (a) Indemnification of the Underwriters. The Issuer and each Guarantor jointly and severally agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers, employees, agents of each Underwriter and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, any Time of Sale Information or the Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Issuer in writing by such Underwriter through the Representatives expressly for use therein.

(b) Indemnification of the Issuer and each Guarantor. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Issuer, each Guarantor, each of their respective directors and officers and each person, if any, who controls the Issuer or any Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity to each Underwriter set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Issuer in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, any Time of Sale Information or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: (i) the statements set forth in the last paragraph of the cover page regarding the delivery of the Notes and (ii), under the heading “Underwriting”, (A) the statements set forth in the sixth paragraph related to offer prices, and (B) the statements set forth in the eighth, ninth, tenth, eleventh and twelfth paragraphs, related to market-making, stabilization, syndicate covering transactions and penalty bids, in each the Time of Sale Information and the Prospectus.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 8 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 8. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 8 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses (excluding any recoverable VAT (or similar taxes levied by reference to added value or sales)) of such proceeding and shall pay the fees and expenses (excluding any recoverable VAT (or similar taxes levied by reference to added value or sales)) of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses (including any amount paid for or in respect of VAT (or similar tax levied by reference to added value or sales)) of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defences available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Issuer, the Guarantors, their respective directors and officers and any control persons of the Issuer and any Guarantor shall be designated in writing by the Issuer. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened claim in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient for any reason in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantors on the one hand and the Underwriters on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuer and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Issuer from the sale of the Notes and the total discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Notes. The relative fault of the Issuer and the Guarantors, on the one hand, and the Underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or any Guarantor or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Issuer, each Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 8, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Notes exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 8 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

9. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above upon the execution and delivery hereof by the parties hereto.

10. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Issuer, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the U.S. over-the-counter market; (ii) trading of any securities issued or guaranteed by the Issuer or any Guarantor shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by U.S. federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis either within or outside the United States that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

11. Defaulting Underwriter. (a) If, on the Closing Date, any Underwriter defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Issuer and the Guarantors on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Notes, then the Issuer and the Guarantors shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters, acting reasonably, to purchase such Notes on such terms. If other persons become obligated or agree to purchase the Notes of a defaulting Underwriter, either the non-defaulting Underwriters or the Issuer and the Guarantors may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Issuer and the Guarantors or counsel for the Underwriters may be necessary in the Registration Statement, the Time of Sale Information and the Prospectus or in any other document or arrangement, and the Issuer and the Guarantors agree to promptly prepare any amendment or supplement to the Registration Statement, the Time of Sale Information and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 11, purchases Notes that a defaulting Underwriter agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Issuer and the Guarantors as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Issuer and each Guarantor shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Notes that such Underwriter agreed to purchase hereunder plus such Underwriter’s pro rata share (based on the principal amount of Notes that such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Issuer and the Guarantors as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Issuer and the Guarantors shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 11 shall be without liability on the part of the Issuer or any Guarantor, except that the Issuer and each Guarantor will continue to be liable for the payment of expenses as set forth in Section 12 hereof and except that the provisions of Section 8 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Issuer, any Guarantor or any non-defaulting Underwriter for damages caused by its default.

12. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Issuer and each Guarantor jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder (excluding, for the avoidance of doubt, the fees and expenses of counsel to the Underwriters), including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Notes (excluding any recoverable value added tax) as contemplated by this Agreement, and any transfer taxes payable in connection therewith; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Issuer’s and each Guarantor’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vi) any fees charged by rating agencies for rating the Notes, if any; (vii) the preparation of the Indenture and fees and expenses of the Trustee (including related fees and expenses of any counsel to the Trustee); (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering of the Notes by, the Financial Industry Regulatory Authority, and the approval of the Notes for book-entry transfer by DTC; and (ix) any fees and expenses incurred in connection with the listing of the Notes on any securities exchange.

(b) If (i) this Agreement is terminated pursuant to Section 10, (ii) the Issuer for any reason fails to tender the Notes for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Notes for any reason permitted under this Agreement, the Issuer and each Guarantor jointly and severally agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby; provided that, in respect of expenses so incurred by the Underwriters in the case of (i) above, such reimbursement shall not exceed $300,000 (exclusive of any value added tax which may be payable).

13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Underwriter referred to in Section 8 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Notes from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

14. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Issuer, each Guarantor and the Underwriters contained in this Agreement or made by or on behalf of the Issuer, each Guarantor or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Issuer, each Guarantor or the Underwriters.

15. Certain Defined Terms. For purposes of this Agreement (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City or London; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

16. Miscellaneous. (a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken shall be binding upon the Underwriters.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives, addressed as follows:

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Attention: Debt Capital Markets Syndicate, with a copy to General Counsel, fax:

(646) 374-1071

Citigroup Global Markets Inc.

388 Greenwich Street, New York NY 10013

Attention: General Counsel

Fax: 646-291-1469

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Fax: 212-205-7812

Attn: Debt Capital Markets

SMBC Nikko Securities America, Inc.

277 Park Avenue, 5th Floor, New York, NY 10172

Email: nyecm@smbcnikko-si.com

Attention: Equity Capital Markets

with a copy to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attn: Reuven B. Young

Email: reuven.young@davispolk.com

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against any of them brought by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or by any person who controls any Underwriter, arising solely out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, and waives to the fullest extent that each may effectively do so any objection of which it may now or hereafter have to the laying of venue or of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Parent, BATNF and the Issuer hereby appoint BATCAP as their authorized agent (the “Authorized Agent”) (and BATCAP hereby accepts such appointment) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, by any Underwriter, the directors, officers, employees, affiliates and agents of any Underwriter, or any person who controls any Underwriter, and expressly accept the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Parent, BATNF and the Issuer hereby represent and warrant that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Parent, BATNF and the Issuer agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Parent, BATNF and the Issuer.

(e) Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer, the Guarantors and the Underwriters, or any of them, with respect to the subject matter hereof.

(f) Waiver of Jury Trial. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(g) Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$”, is of the essence. To the fullest extent permitted by law, the obligation of each party in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the applicable party will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the applicable party not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

(h) Waiver of Immunity. To the extent that the Issuer or any Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer and such Guarantor hereby irrevocably waive and agree not to plead or claim such immunity in respect of their respective obligations under this Agreement.

(i) Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Notes (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Notes relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(j) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(k) Electronic Communication. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the United States Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(l) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(m) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

17. Contractual Recognition of Bail-In. Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters, the Issuer and the Guarantors, the Issuer and each of the Guarantors acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of an Underwriter to the Issuer and the Guarantors under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Underwriter or another person, and the issue to, or conferral on, the Issuer and the Guarantors of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; or

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For purposes of this Section 17, the following terms shall have the respective meanings set out below:

“Bail-in Legislation” shall mean, in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” shall mean any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” shall mean Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” shall mean a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” shall mean the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/.

“Relevant Resolution Authority” shall mean the resolution authority with the ability to exercise any Bail-in Powers in relation to any of the Underwriters.

18. Recognition of the U.S. Special Resolution Regimes. In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter that is a Covered Entity or a Covered Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For the purposes of this Section 18:

“Covered Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[SIGNATURE PAGES FOLLOW]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

B.A.T. INTERNATIONAL FINANCE P.L.C.,

by:	/s/ Neil Wadey
Name: Neil Wadey
Title: Director

BRITISH AMERICAN TOBACCO P.L.C.,

by:	/s/ Tadeu Marroco
Name: Tadeu Marroco
Title: Finance and Transformation Director

B.A.T CAPITAL CORPORATION,

by:	/s/ Caroline M. Price
Name: Caroline M. Price
Title: Treasurer

B.A.T. NETHERLANDS FINANCE B.V.,

by:	/s/ Hendrik Lina
Name: Hendrik Lina
Title: Director

by:	/s/ Judith Bollen
Name: Judith Bollen
Title: Director

REYNOLDS AMERICAN INC.

by:	/s/ Anthony B. Petitt
Name: Anthony B. Petitt
Title: Treasurer

[Signature Page to BATIF Underwriting Agreement]

Accepted as of the date hereof, for itself and on behalf of the several Underwriters listed in Schedule I hereto:

DEUTSCHE BANK SECURITIES INC.

by:	/s/ Timothy Azoia
Name: Timothy Azoia
Title: Director

by:	/s/ Thomas Short
Name: Thomas Short
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

by:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

MIZUHO SECURITIES USA LLC

by:	/s/ Joseph Santaniello
Name: Joseph Santaniello
Title: Director

SMBC NIKKO SECURITIES AMERICA, INC.

by:	/s/ Omar F. Zaman
Name: Omar F. Zaman
Title: Managing Director

[Signature Page to BATIF Underwriting Agreement]

SCHEDULE 1

Underwriter	Principal Amount of the Notes to be Purchased
Deutsche Bank Securities Inc.	$200,000,000
Citigroup Global Markets Inc.	$200,000,000
Mizuho Securities USA LLC	$200,000,000
SMBC Nikko Securities America, Inc.	$200,000,000
Bank of China Limited, London Branch	$50,000,000
Commerz Markets LLC	$50,000,000
Lloyds Securities Inc.	$50,000,000
Standard Chartered Bank	$50,000,000
Total	$1,000,000,000

Sch-1

ANNEX A

Additional Time of Sale Information

Pricing term sheet containing the terms of the Notes, substantially in the form of Annex B.

A-1

ANNEX B

Pricing Term Sheet

$2,300,000,000

B.A.T CAPITAL CORPORATION

$700,000,000 4.742% Notes due 2032

$600,000,000 5.650% Notes due 2052

B.A.T. INTERNATIONAL FINANCE P.L.C.

$1,000,000,000 4.448% Notes due 2028

March 14, 2022

Issuers:	BATCAP Notes: B.A.T Capital Corporation (“BATCAP”) BATIF Notes: B.A.T. International Finance p.l.c. (“BATIF” and, together with BATCAP, the “Issuers” and each, an “Issuer”)

Guarantors:

BATCAP Notes: British American Tobacco p.l.c.,

B.A.T. International Finance p.l.c., B.A.T. Netherlands Finance B.V. and Reynolds American Inc.

BATIF Notes: British American Tobacco p.l.c.,

B.A.T Capital Corporation, B.A.T. Netherlands Finance B.V. and Reynolds American Inc.

Security Title:

4.742% Notes due 2032 (the “2032 BATCAP Notes”)

5.650% Notes due 2052 (the “2052 BATCAP Notes” and, together with the 2032 BATCAP Notes, the “BATCAP Notes”)

4.448% Notes due 2028 (the “BATIF Notes” and, together with the BATCAP Notes, the “Notes”)

Ranking:	Senior and Unsubordinated

Form:	SEC-Registered Global Notes

Principal Amount:	$700,000,000 for the 2032 BATCAP Notes $600,000,000 for the 2052 BATCAP Notes $1,000,000,000 for the BATIF Notes

Maturity Date:	March 16, 2032 for the 2032 BATCAP Notes March 16, 2052 for the 2052 BATCAP Notes March 16, 2028 for the BATIF Notes

Interest Rate:	4.742% per annum for the 2032 BATCAP Notes 5.650% per annum for the 2052 BATCAP Notes 4.448% per annum for the BATIF Notes

Benchmark Treasury:	1.875% due February 15, 2032 for the 2032 BATCAP Notes 1.875% due November 15, 2051 for the 2052 BATCAP Notes 1.875% due February 28, 2027 for the BATIF Notes

Benchmark Treasury Price and Yield:	97-20 / 2.142% for the 2032 BATCAP Notes 86-30+ / 2.500% for the 2052 BATCAP Notes 98-30+ / 2.098% for the BATIF Notes

Spread to Benchmark Treasury:	+260 bps for the 2032 BATCAP Notes +340 bps for the 2052 BATCAP Notes +235 bps for the BATIF Notes

Yield to Maturity:	4.742% for the 2032 BATCAP Notes 5.900% for the 2052 BATCAP Notes 4.448% for the BATIF Notes

Day Count Convention:	30/360 (or, in the case of an incomplete month, the number of days elapsed)

Business Day Convention:	Following, Unadjusted

Price to Public:	100.000% for the 2032 BATCAP Notes 96.503% for the 2052 BATCAP Notes 100.000% for the BATIF Notes

Net Proceeds to Issuer (before Expenses):	$697,200,000 for the 2032 BATCAP Notes $574,518,000 for the 2052 BATCAP Notes $996,750,000 for the BATIF Notes

Interest Payment Dates:	Semi-annually in arrears on March 16 and September 16 of each year, commencing on September 16, 2022

Interest Payment Record Dates:	The close of business on the fifteenth calendar day preceding each Interest Payment Date, whether or not such day is a Business Day

Optional Redemption:

Each Issuer may redeem the relevant series of Notes issued by it in whole or in part, at its option, at any time and from time to time before the applicable Par Call Date (as set out in the table below) at a redemption price equal to the greater of (x) 100% of the principal amount of the series of Notes to be redeemed and (y) the sum of the present values of the applicable Remaining Scheduled Payments (as defined in the Prospectus) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate (as defined in the Prospectus), plus the applicable Make-Whole Spread (as set out in the table below) together with accrued and unpaid interest on the principal amount of the series of Notes to be redeemed to, but excluding, the date of redemption.

Each Issuer may redeem the relevant series of Notes issued by it on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Series 2032 BATCAP Notes 2052 BATCAP Notes BATIF Notes	Par Call Date December 16, 2031 September 16, 2051 February 16, 2028	Make-Whole Spread 40 basis points 50 basis points 40 basis points

Trade Date:	March 14, 2022

Expected Settlement Date:	March 16, 2022 (T+2)

Expected Ratings:	Baa2 (Moody’s) / BBB+ (S&P)

CUSIP:	05526D BW4 for the 2032 BATCAP Notes 05526D BV6 for the 2052 BATCAP Notes 05530Q AP5 for the BATIF Notes

ISIN:	US05526DBW48 for the 2032 BATCAP Notes US05526DBV64 for the 2052 BATCAP Notes US05530QAP54 for the BATIF Notes

Governing Law:	State of New York

Listing and Trading:	Application will be made to list the Notes on the New York Stock Exchange. No assurance can be given that such application will be approved or that any of the Notes will be listed and, if listed, that such Notes will remain listed for the entire term of such Notes. Currently there is no active trading market for the Notes.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc.

Bookrunners:	Bank of China Limited, London Branch Commerz Markets LLC Lloyds Securities Inc. Standard Chartered Bank

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

AMENDMENTS TO THE PRELIMINARY PROSPECTUS SUPPLEMENT

In addition to the pricing information set forth above, the Preliminary Prospectus Supplement is hereby amended to reflect the following change.

The section named “Capitalization” on pages S-12 and S-13 of the Preliminary Prospectus Supplement is replaced with the following:

“CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization, including indebtedness, as of December 31, 2021, on an actual basis and on an as adjusted basis after giving effect to the following events that occurred since December 31, 2021: (i) this offering (see note 2 to the table below), (ii) the net issuance of £1,663 million of commercial paper to February 28, 2022 (see notes 3 and 6 to the table below); and (iii) the utilization of a short-term bilateral facility to February 28, 2022 (see note 4 to the table below).

	As at December 31, 2021(1)	As adjusted
	£ m	£ m
Cash and cash equivalents(2)(3)(4)	2,809	6,699
Current interest-bearing liabilities	3,992	6,155
Unsecured, guaranteed bond issuance	2,447	2,447
Unsecured commercial paper(3)	269	1,932
Unsecured other loans(4)	500	1,000
Secured bank loans	10	10
Unsecured bank loans	294	294
Bank overdrafts	346	346
Lease liabilities	126	126
Non-current interest-bearing liabilities	35,666	37,405
Unsecured, guaranteed bond issuance(2)	35,337	37,076
Unsecured bank loans	9	9
Lease liabilities	320	320
Total borrowings	39,658	43,560
Share capital(5)	614	614
Share premium, capital redemption and merger reserve	26,622	26,622
Other reserve	(6,032)	(6,032)
Retained earnings(6)	44,212	44,200
Owners of the parent	65,416	65,404
Non-controlling interests	300	300
Perpetual hybrid bonds	1,685	1,685
Total equity	67,401	67,389
Total capitalization	107,059	110,949

Notes:

(1)

Other than the total current interest-bearing liabilities and the total non-current interest-bearing liabilities and the breakdown of their respective components, the amounts shown in the table as at December 31, 2021 were extracted directly from our audited financial statements for the year ended December 31, 2021, included in the 2021 Form 20-F filed on March 8, 2022.

(2)

For illustrative purposes, this table has been prepared based on the assumption that this offering will increase our unsecured, guaranteed bond issues by £1,739 million and will increase our cash and cash equivalents, by £1,739 million. Solely for the purpose of reflecting this offering in the table above, amounts denominated in USD were translated to GBP at the March 14, 2022 exchange rate of GBP £1.000 = USD $1.305.

(3)

As of February 28, 2022, as a result of repayments and issuances after December 31, 2021, our unsecured commercial paper increased by a net amount of £1,663 million and, solely as it relates to the repayments and issuances of commercial paper, our cash and cash equivalents, increased by £1,651 million. Commercial paper in USD and EUR were translated to GBP at the February 28, 2022 exchange rate of GBP £1.000 = USD $ 1.342 and GBP £1.000 = EUR € 1.195, respectively.

(4)

As of February 28, 2022, as a result of the utilization of a short-term bilateral facility after December 31, 2021, our unsecured other loans increased by £500 million and, solely as it relates to the utilization of such bilateral facility, our cash and cash equivalents increased by £500 million.

(5)

Issued share capital as of December 31, 2021 comprised 2,456,617,788 ordinary shares. As of close of business on March 11, 2022, BAT has effected the repurchase of 6,715,000 of its ordinary shares, pursuant to the announcement made on February 11, 2022 of a £2 billion repurchase program in 2022.

(6)

As adjusted retained earnings comprises the BAT Group’s retained earnings at December 31, 2021 of £44,212 million adjusted for a decrease of £12 million in respect of foreign exchange and interest associated with the commercial paper issued and repaid. The adjustment to retained earnings excludes the impact of derivatives used to minimize balance sheet translation exposure in line with the BAT Group’s risk management policies.

Other than as disclosed above, the information contained in the table above has not changed materially since December 31, 2021, with the exception of an additional utilization of a short-term bilateral facility for an amount of £500 million for the period from March 1, 2022 to March 14, 2022. This transaction has not been included in the “As adjusted” column. BAT expects to repay £1.5 billion of drawings from bilateral facilities between March 16, 2022 and March 21, 2022.”

It is expected that delivery of the Notes will be made against payment therefor on or about March 16, 2022, which will be two business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the date hereof (such settlement cycle being referred to as “T+2”).

Bank of China Limited, London Branch, as an underwriter, will only offer and sell Notes in non-U.S. jurisdictions, and it will not offer and sell any of the Notes in or from the United States or to any resident of the United States.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority.

The Issuers and the Guarantors have filed a registration statement (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Issuers and the Guarantors have filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer, the Guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Mizuho Securities USA LLC toll-free at 1-866- 171-7403 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

This Pricing Term Sheet is only being distributed to and is only directed at persons who are located outside the United Kingdom or persons who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) of the United Kingdom (the “Order”), (ii) persons falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, or “FSMA”) in connection with the issue or sale of any Notes may lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this Pricing Term Sheet, the recipient warrants and acknowledges that it is such a relevant person. The Notes are available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. No part of this Pricing Term Sheet should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the Issuer. The Notes are not being offered or sold to any person in the United Kingdom, except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

Prohibition of sales to European Economic Area (“EEA”) retail investors: The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of sales to United Kingdom (“UK”) retail investors: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

ANNEX C

[Form of Opinion of English Counsel]

C-1

ANNEX D

[Form of Opinion of Dutch Counsel]

D-1

ANNEX E

[Form of Opinion of North Carolina Counsel]

E-1

ANNEX F

[Form of Opinion of U.S. Counsel]

F-1

ANNEX G

[Form of 10b-5 Letter of U.S. Counsel]

G-1